UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2007
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     The disclosure set forth below under Item 5.02(c) is hereby incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On August 1, 2007, Daniel O’Brien resigned as Chief Financial Officer of TRM Corporation (the “Company”), effective no later than September 15, 2007.
(c) Michael Dolan was appointed Chief Financial Officer, on August 1, 2007, effective on such date. Mr. Dolan, age 43, previously served as Senior Vice President and General Manager of Direct Group, a privately held direct mail and fulfillment services company, from September 2005 to October 2006. Prior to that, Mr. Dolan served as Chief Financial Officer of Direct Group from September 1999 to August 2005. He previously served as Finance Leader with Acxiom Corporation, a multinational database, customer relationship and data content management company, from April 1993 to August 1999. From September 1989 to March 1993, Mr. Dolan served as Corporate Accounting Manager of Acxiom Corporation. From August 1988 to August 1989, Mr. Dolan served as Division Controller of Acxiom Corporation.
     On August 1, 2007, the Company entered into an employment agreement with Mr. Dolan (the “Employment Agreement”). Under the Employment Agreement, Mr. Dolan will receive a base salary of $200,000 and is eligible to receive an annual bonus, targeted at 35% of his base salary, although upon completion of his first year of employment, he is entitled to a guaranteed bonus of $70,000, as long as he is actively employed by the Company at that time. The Employment Agreement also provides that Mr. Dolan will be granted options to purchase 30,000 shares of the Company’s common stock, which will vest 25% per year over four years, with acceleration of vesting upon a change of control. If Mr. Dolan is terminated by the Company any time within three months before or 12 months after the occurrence of a change of control of the Company, except for cause (which is defined in the Employment Agreement), (i) all of his stock options will vest upon the date of his termination, (ii) if his employment is terminated within the first year of employment, the Company must pay him an amount equal to one year of base salary plus the guaranteed bonus, and (iii) for any year thereafter, the Company must pay him an amount equal to two years of base salary, provided that in each case, Mr. Dolan executes and does not revoke a separation agreement and general release. If Mr. Dolan is terminated without cause by the Company, if his employment is terminated within the first year of employment, the Company must pay him an amount equal to one year of base salary, and thereafter, the Company must pay him an amount equal to two years of base salary and his stock options will vest upon such termination, provided that Mr. Dolan executes and does not revoke a separation agreement and general release. If Mr. Dolan terminates his employment under the Employment Agreement, the Company will pay Mr. Dolan all accrued but unpaid base salary, vested stock options and reimbursement of appropriately documented expenses incurred before the termination of his employment. His Employment Agreement also contains non-competition and confidentiality covenants that extend for two years following termination of this employment with the Company. A “change of control” is defined in the Employment Agreement as (a) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transactions in which a person or entity becomes the beneficial owner of more than 35% of the voting stock of the Company, (d) the Company consolidates or merges with or into another entity or vice versa after which beneficial owners of voting stock representing in the aggregate a majority of the total voting power of the voting stock of the Company immediately prior to the transaction are not beneficial owners of voting stock representing a majority of the total voting power of the voting stock of the Company or surviving entity immediately following the transaction, or (e) the first day on which a majority of the members of the Board of Directors of the Company are not continuing directors.
A copy of the press release with respect to the appointment of Mr. Dolan is filed herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99.1 Press Release dated August 1, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM Corporation

Date: August 3, 2007	By:	/s/	Richard B. Stern

	Name:		Richard B. Stern
	Title:		President and Chief Executive Officer

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